Exhibit 99.4(d)

PROTECTIVE LIFE INSURANCE COMPANY	P. O. BOX 1928	BIRMINGHAM, ALABAMA 35282-8238

WAIVER OF SURRENDER CHARGE ENDORSEMENT

for Terminal Condition or Nursing Facility Confinement

We are amending the Contract to which this endorsement is attached by adding the following provision.  This endorsement remains in effect as long as the Contract to which it is attached remains in effect.  The terms and conditions in this endorsement supersede any conflicting provision in the Contract.  Contract provisions not expressly modified by this endorsement remain in full force and effect.

Waiver of Surrender Charge for Terminal Condition or Nursing Facility Confinement — We will waive any applicable surrender charge if, after the first Contract Anniversary, you or your spouse:

1)              are diagnosed as having a terminal condition by a physician who is not related to you or the Annuitant; or,

2)              enter a hospital or nursing facility and remain confined there for a period of at least thirty (30) days.

A “terminal condition” is a non-correctable medical condition that, with a reasonable degree of medical certainty, will result in death in 12 months or less.

A “physician” is a medical doctor currently licensed by a state’s Board of Medical Examiners, or similar authority in the United States, acting within the scope of her or his license.

For the purposes of this Waiver of Surrender Charge endorsement, the term ‘spouse’ includes bona fide domestic partners or civil union partners in states that afford legal recognition to domestic partnerships or civil unions.

If any Owner is not an individual, terminal conditions or confinements of the Annuitant (or Annuitant’s spouse) will be used when endorsement provisions refer to terminal conditions or confinements of the Owner (or Owner’s spouse).

You must request the waiver and submit proof satisfactory to us.  Satisfactory proof includes a statement signed by the attending physician or, in the case of hospital or nursing facility confinement, a statement signed by the facility administrator or other duly designated facility authority.

With respect to a claim based on a terminal condition, we reserve the right to require an examination by a physician of our choice at our expense.  In the event of a conflict between the medical opinion of the attending physician and ours, the opinion of our physician shall prevail.

Once the waiver is granted:

1)              no surrender charges will apply to the Contract in the future; and

2)              no additional Purchase Payments will be accepted.

If we deny the waiver, your withdrawal request will not be processed until you have been notified of the denial and we provide you the opportunity to re-apply for the waiver or cancel your request.

Signed for the Company and made a part of the Contract as of its Issue Date.

PROTECTIVE LIFE INSURANCE COMPANY

Secretary

ICC11-VDA-P-5012	12/11